Exhibit 99.1
ASSURANCEAMERICA SUBSIDIARY PURCHASES TRUST PREFERRED AT DISCOUNT
ATLANTA— March 16, 2009
Atlanta based ASSURANCEAMERICA CORPORATION (OTCBB: ASAM) today announced that on March 10, 2009 its subsidiary, AssuranceAmerica Insurance Company (“AAIC”), purchased the 5,000 shares of floating rate capital securities, having a $5,000,000 aggregate liquidation value, issued by AssuranceAmerica Capital Trust I on December 22, 2005 (“Securities”) for $1,000,000 from an unaffiliated holder. AAIC will hold the Securities as an investment, and the approximately $4 million discount on the purchase will be recognized as investment income ratably over the remaining life of the Securities, approximately twenty-six years. For income tax purposes, this transaction is expected to result in a $4,000,000 cancellation of debt gain, which will be taxed equally over five years beginning in 2014.
Mark H. Hain, Executive Vice President, stated, “We were pleased to take advantage of this opportunity. From a business perspective, we in essence repurchased a $5 million debt obligation for $1 million dollars. The transaction will strengthen AAIC each year through increased investment income including the recognition over time of the discount on the purchase of the Securities.”
AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Alabama, Arizona, Florida, Georgia, Indiana, Louisiana, Mississippi, South Carolina, and Texas. Its principal operating subsidiaries are Trustway Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AAIC.
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contact:
AssuranceAmerica Corporation, Atlanta
Mark Hain, 770-952-0200 Ext. 6259
Executive VP, General Counsel, Secretary
or
Greg Woods, 770-952-0200 Ext. 6215
Acting Chief Financial Officer